FOR IMMEDIATE RELEASE

Media Contact:                                                Investor Contact:
Christine Needles                                                 Bruce Hausmann
Global Corporate Communications                                       Chief Financial Officer
Christine.Needles@interface.com                                         Bruce.Hausmann@interface.com
+1 404-491-4660                                             +1 770-437-6802

Interface Reports Second Quarter 2017 Results

-- Earnings Per Share of $0.33 --
-- GAAP Net Sales Up 1%; Organic Sales Up 4% --
-- $25 Million in Share Repurchases --

ATLANTA – July 26, 2017 – Interface, Inc. (Nasdaq: TILE), a worldwide modular flooring company and global leader in sustainability, today announced results for the second quarter ended July 2, 2017.

"We delivered a solid second quarter of 2017, and we're seeing momentum in line with our expectations as we execute on our value creation strategy. Both sales and orders were up in the quarter, with broad-based growth in our core carpet tile business and LVT," said Jay Gould, CEO of Interface.

Second quarter highlights include:

•
On a GAAP basis, net sales grew 1.4% year over year. Organic sales, which adjusts for the impact of foreign currency fluctuations and exiting the FLOR specialty retail stores, grew 4% year over year. Organic order growth was 6% year over year.

•	Gross margin remained in line with expectations at 38.9%.
•	SG&A continued to be well managed at $64.9 million, or 25.8% of net sales, and was in-line with the Company's targeted 2017 annual run rate.
•	Operating income margin was 13.1%, an increase of 30 basis points over last year's second quarter.
•	The Company completed $25 million in stock repurchases in the second quarter, executing on the previously announced $100 million share repurchase program.

With the fundamentals in place, Interface remains committed to its full year plan, which targets 3-4% organic sales growth, 38.0-38.5% gross margin, and $260-265 million in SG&A expenses for 2017.

Second Quarter 2017 Financial Summary & Highlights

Sales: On a GAAP basis, second quarter net sales were $251.7 million, up 1.4% over the prior year period on broad-based growth, particularly in the Americas and Asia-Pacific.

Organic order growth, which adjusts for the impact of foreign currency fluctuations and exiting the FLOR specialty retail stores, was up 6% year over year. The growth was evenly balanced between the core carpet tile business and the recently launched LVT modular resilient flooring business.

Operating Income: Second quarter operating income was $33.0 million, or 13.1% of sales, compared with operating income of $31.8 million, or 12.8% of sales, in the prior year period.

Gross margin was 38.9% for the second quarter, which was an anticipated reduction compared to the second quarter of 2016 due to higher raw material input costs and the previously announced restructuring in which the Company exited the FLOR specialty retail stores.

The Company continued to manage SG&A expenses, at $64.9 million or 25.8% of sales, compared to $67.3 million or 27.1% of sales in the second quarter of 2016. This improvement in both absolute dollars and as a percent of sales is due to effective cost management, as well as repurposing SG&A from the exited FLOR specialty retail stores to the core carpet tile business and LVT business.

Net Income:  Net income during the second quarter of 2017 was $20.9 million, or $0.33 per diluted share, an increase over the prior year period net income of $20.7 million, or $0.32 per diluted share.

Year to Date 2017 Financial Results

Sales:  On a GAAP basis, for the first six months of 2017, net sales were $472.8 million, up 0.4% compared with $470.8 million in the first half of last year. Organic sales, which adjusts for the impact of foreign currency fluctuations and exiting the FLOR specialty retail stores, grew 3% over the same period.

Operating Income:  On a GAAP basis, for the first half of 2017, the Company reported operating income of $48.4 million, or 10.2% of sales, which included previously announced restructuring and asset impairment costs. Excluding these costs, operating income for the 2017 six-month period was $55.7 million, or 11.8% of sales, versus $52.8 million, or 11.2% of sales in the first six months of 2016.

Net Income:  On a GAAP basis, the Company reported net income of $29.5 million, or $0.46 per share, for the first half of 2017, which included previously announced restructuring and asset impairment costs. Excluding these costs, the Company reported net income of $34.2 million, or $0.54 per share, for the first half of 2017 versus $33.6 million, or $0.51 per share, for the first six months of 2016.

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, July 27, 2017, at 9:00 a.m. Eastern Time, to discuss its second quarter 2017 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at the following address:
http://edge.media-server.com/m/p/vv7bcvj5/lan/en or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

About Interface
Interface, Inc. is the world's largest manufacturer of modular carpet, and recently expanded into modular resilient flooring with a new luxury vinyl tile line. Our hard and soft tiles are designed to work together in an integrated flooring system. We are committed to sustainability and minimizing our impact on the environment while enhancing shareholder value. Our mission, Climate Take Back™, focuses on driving positive impacts in the world to create a climate fit for life. For additional information: interface.com and blog.interface.com. Follow Interface on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Risk Factors" included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2017, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings," "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do," "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely," "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations," "Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, the potential dissolution of the euro entirely, or the U.K. exiting the European Union, could adversely affect our business, results of operations or financial condition," "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers," "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us," "We have a significant amount of indebtedness, which could have important negative consequences to us," "The market price of our common stock has been volatile and the value of your investment may decline," "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets," "Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events," and "Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock." Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	7/2/17	7/3/16	7/2/17	7/3/16

Net Sales	$251,700	$248,207	$472,802	$470,761
Cost of Sales	153,803	149,081	287,103	285,003
Gross Profit	97,897	99,126	185,699	185,758
Selling, General & Administrative Expenses	64,852	67,328	130,027	132,933
Restructuring and Asset Impairment Charges	--	--	7,299	--
Operating Income	33,045	31,798	48,373	52,825
Interest Expense	1,682	1,590	3,299	3,109
Other Expense (Income)	232	(116)	1,165	333
Income Before Taxes	31,131	30,324	43,909	49,383
Income Tax Expense	10,193	9,667	14,424	15,832
NET INCOME	$20,938	$20,657	$29,485	$33,551

Earnings Per Share – Basic	$0.33	$0.32	$0.46	$0.51

Earnings Per Share – Diluted	$0.33	$0.32	$0.46	$0.51

Common Shares Outstanding – Basic	62,789	65,367	63,432	65,526
Common Shares Outstanding – Diluted	62,832	65,405	63,474	65,564

Organic Orders	$268,700	$254,300	$494,200	$470,800

Consolidated Condensed Balance Sheets
(In thousands)	7/2/17	1/1/17
Assets
Cash	$66,783	$165,672
Accounts Receivable	136,609	126,004
Inventory	182,808	156,083
Other Current Assets	24,155	23,123
Total Current Assets	410,355	470,882
Property, Plant & Equipment	208,725	204,508
Other Assets	164,864	160,049
Total Assets	$783,944	$835,439

Liabilities
Accounts Payable	$49,799	$45,380
Accrued Liabilities	92,068	98,703
Current Portion of Long-Term Debt	15,000	15,000
Total Current Liabilities	156,867	159,083
Long-Term Debt	215,425	255,347
Other Long-Term Liabilities	79,717	80,280
Total Liabilities	452,009	494,710
Shareholders' Equity	331,935	340,729
Total Liabilities and Shareholders' Equity	$783,944	$835,439

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Six Months Ended
(In thousands)	7/2/17	7/3/16	7/2/17	7/3/16
Net Income	$20,938	$20,657	$29,485	$33,551
Depreciation and Amortization	7,453	7,443	14,422	14,960
Stock Compensation Amortization	706	1,091	1,821	2,349
Deferred Income Taxes and Other Non-Cash Items	1,950	2,544	2,870	4,490
Change in Working Capital
Accounts Receivable	(17,949)	(11,574)	(6,288)	1,668
Inventories	(2,477)	3,218	(21,087)	(6,169)
Prepaids and Other Current Assets	2,646	(511)	(667)	(574)
Accounts Payable and Accrued Expenses	2,558	11,348	1,389	(15,731)
Cash Provided from Operating Activities	15,825	34,216	21,945	34,544
Cash Used in Investing Activities	(7,438)	(6,436)	(15,046)	(11,167)
Cash Used in Financing Activities	(22,498)	(21,147)	(109,323)	(11,452)
Effect of Exchange Rate Changes on Cash	848	(1,481)	3,535	743
Net Increase (Decrease) in Cash	$(13,263)	$5,152	$(98,889)	$12,668

Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions, except per share amounts)

Three Months Ended 7/2/17
Net Sales with Foreign Currency Held Neutral (organic sales)	$254.4
Impact of Changes in Foreign Currency	(2.7)
Specialty Retail Sales	0.0
Net Sales, As Reported	$251.7

Six Months Ended 7/2/17
Net Sales Excluding Specialty Retail and with Foreign Currency Held Neutral (organic sales)	$473.0
Impact of Changes in Foreign Currency	(4.9)
Specialty Retail Sales	4.7
Net Sales, As Reported	$472.8

Six Months Ended 7/2/17
Operating Income, Excluding Restructuring and Asset Impairment Changes	$55.7
Restructuring and Asset Impairment Charges	(7.3)
Operating Income, As Reported	$48.4

Six Months Ended 7/2/17
Net Income, Excluding Restructuring and Asset Impairment Changes	$34.2
Restructuring and Asset Impairment Charges (net of tax of $2.6 million)	(4.7)
Net Income, As Reported	$29.5

Six Months Ended 7/2/17
Diluted Earnings Per Share, Excluding Restructuring and Asset Impairment Changes	$0.54
Restructuring and Asset Impairment Charges (net of tax)	(0.07)
Diluted Earnings Per Share, As Reported	$0.46

Three Months Ended 7/3/16
Net Sales Excluding Specialty Retail (organic sales)	$243.9
Specialty Retail Sales	4.3
Net Sales, As Reported	$248.2

Six Months Ended 7/3/16
Net Sales Excluding Specialty Retail (organic sales)	$461.3
Specialty Retail Sales	9.5
Net Sales, As Reported	$470.8

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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